UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. 4)

Under the Securities Exchange Act of 1934

NIELSEN HOLDINGS N. V.
(Name of Issuer)

COMMON STOCK, PAR VALUE €0.07 PER SHARE
(Title of Class of Securities)

N63218106
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Thomas H. Lee (Alternative) Fund V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Thomas H. Lee (Alternative) Parallel Fund V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Thomas H. Lee (Alternative) Cayman Fund V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON*
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Thomas H. Lee (Alternative) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Thomas H. Lee (Alternative) Parallel Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

THL Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

THL Equity Fund VI Investors (VNU), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

THL Equity Fund VI Investors (VNU) II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

THL Equity Fund VI Investors (VNU) III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

THL Equity Fund VI Investors (VNU) IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
OO

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Thomas H. Lee Investors Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON*
PN

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Putnam Investment Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
OO

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Putnam Investments Employees’ Securities Company I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%**

12	TYPE OF REPORTING PERSON
OO

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Putnam Investments Employees’ Securities Company II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%**

12	TYPE OF REPORTING PERSON
OO

CUSIP NO. N63218106	13G

1	NAME OF REPORTING PERSON

Putnam Investments Employees’ Securities Company III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.00%

12	TYPE OF REPORTING PERSON
OO

CUSIP NO. N63218106	13G

Item 1 (a).	Name of Issuer:

Nielsen Holdings N.V.

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

770 Broadway
New York, NY  10003

Item 2 (a).	Name of Person Filing:

(1)	Thomas H. Lee (Alternative) Fund V, L.P.
(2)	Thomas H. Lee (Alternative) Parallel Fund V, L.P.
(3)	Thomas H. Lee (Alternative) Cayman Fund V, L.P.
(4)	Thomas H. Lee (Alternative) Fund VI, L.P.
(5)	Thomas H. Lee (Alternative) Parallel Fund VI, L.P.
(6)	Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.
(7)	THL Equity Fund VI Investors (VNU), L.P.
(8)	THL Equity Fund VI Investors (VNU) II, L.P.
(9)	THL Equity Fund VI Investors (VNU) III, L.P.
(10)	THL Equity Fund VI Investors (VNU) IV, LLC
(11)	THL Coinvestment Partners, L.P.
(12)	Thomas H. Lee Investors Limited Partnership
(13)	Putnam Investment Holdings, LLC
(14)	Putnam Investments Employees’ Securities Company I LLC
(15)	Putnam Investments Employees’ Securities Company II LLC
(16)	Putnam Investments Employees’ Securities Company III LLC

Entities (1) through (12) above are referred to as the “THL Entities” and entities (13) through (16) are referred to as the “Putnam Entities”.  The THL Entities and the Putnam Entities are sometimes referred to collectively as the “Reporting Persons.”  The THL Entities and the Putnam Entities have entered into a Joint Filing Agreement, dated February 14, 2012, and pursuant to which the THL Entities and the Putnam Entities have agreed to file this statement jointly in accordance with the provisions of rule 13d-1(k) under the Securities Exchange Act of 1934.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For entities (1) through (9):
Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9005
Cayman Islands

CUSIP NO. N63218106	13G

For entities (10) through (12):
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

For the Putnam Entities:
c/o Putnam Investments, LLC
One Post Office Square
Boston, MA 02109

Item 2 (c).	Citizenship:

See item 4 of each cover page

Item 2 (d).	Title of Class of Securities:

Common Stock, par value €0.07 per share

Item 2 (e).	CUSIP Number:

N63218106

Item 3.	Not Applicable

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

This Schedule 13G is being filed on behalf of the Reporting Persons.  As of the date hereof, the Reporting Persons beneficially own zero (0) shares of the Issuer’s Common Stock.

Item 4(b)	Percent of Class

See Item 9 of each cover page.  Also, see item 4(a) hereof

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

CUSIP NO. N63218106	13G

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [  X  ].

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

CUSIP NO. N63218106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THOMAS H. LEE (ALTERNATIVE) FUND V, L.P.

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) V
Limited, LDC, its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND V, L.P.

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) V
Limited, LDC, its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THOMAS H. LEE (ALTERNATIVE) CAYMAN FUND V, L.P.

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) V
Limited, LDC, its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THOMAS H. LEE (ALTERNATIVE) FUND VI, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI Ltd, its
General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND VI, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd,
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THOMAS H. LEE (ALTERNATIVE) PARALLEL (DT) FUND VI, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd,
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THL EQUITY FUND VI INVESTORS (VNU), L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd,
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THL EQUITY FUND VI INVESTORS (VNU) II, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd,
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THL EQUITY FUND VI INVESTORS (VNU). III, L.P.

	By:	THL Advisors (Alternative) VI, L.P.,
its General Partner
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd,
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THL EQUITY FUND VI INVESTORS (VNU) IV, LLC

	By:	THL Advisors (Alternative) VI, L.P.,
its Manager
	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd,
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THL ADVISORS (ALTERNATIVE) V, L.P.

	By:	Thomas H. Lee Advisors (Alternative) V, Ltd,
LDC, its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Assistant Treasurer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THL ADVISORS (ALTERNATIVE) VI, L.P.

	By:	Thomas H. Lee Advisors (Alternative) VI, Ltd,
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Assistant Treasurer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THL COINVESTMENT PARTNERS, L.P.

	By:	Thomas H. Lee Partners, L.P.
its General Partner
	By:	Thomas H. Lee Advisors, LLC
its General Partner
	By:	THL Holdco, LLC, its Managing Member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

	By:	THL Investment Management Corp.
its General Partner

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Treasurer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	PUTNAM INVESTMENT HOLDINGS, LLC

	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC,

	By:	Putnam Investment Holdings, LLC,
its Managing Member
	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC,

	By:	Putnam Investment Holdings, LLC,
its Managing Member
	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC,

	By:	Putnam Investment Holdings, LLC,
its Managing Member
	By:	Putnam Investment, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC its Managing Member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director